EXHIBIT (3)(n)

AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT

BETWEEN TCI AND WRL

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

THIS AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 1st day of July, 2010 (the “Effective Date”), by and between TRANSAMERICA CAPITAL, INC. (“TCI”), a California corporation, and WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO (“WRL”).

WITNESSETH:

WHEREAS, the Board of Directors of WRL has made, and will make in the future, provisions for the establishment of one or more separate investment accounts (“Accounts”) within WRL in accordance with the laws of the State of Ohio;

WHEREAS, the Accounts were established or acquired by WRL under the laws of the State of Ohio, pursuant to a resolution of WRL’s Board of Directors in order to set aside the investment assets attributable to certain variable life insurance and annuity contracts (“Contracts”) issued by WRL;

WHEREAS, WRL has registered or will register the Accounts with the Securities and Exchange Commission (“SEC”) as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, WRL has registered or will register the Contracts under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, TCI is and will continue to be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority ( “FINRA”) prior to the offer and sale of the Contracts; and

WHEREAS, WRL proposes to have the Contracts sold and distributed through TCI, and TCI is willing to sell and distribute such Contracts under the terms stated herein;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.  Appointment as Distributor/Principal Underwriter.  WRL grants to TCI the exclusive right to be, and TCI agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. TCI agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions which are necessary and proper for the distribution of the Contracts.

2.  Prospectus.  TCI agrees to offer the Contracts for sale in accordance with the registration statements and prospectus therefor then in effect. TCI is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefor filed with the SEC or in such sales literature as may be authorized by WRL.

3.  Considerations.  All premiums, purchase payments or other moneys payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to WRL or its designated servicing agent and shall become the exclusive property of WRL. Checks or money orders in payment under the Contracts shall be drawn to the order of “Western Reserve Life Assurance Co. of Ohio” and funds may be remitted by wire if prior written approval is obtained from WRL.

4.  Copies of Information.  On behalf of the Accounts, WRL shall furnish TCI with copies of all prospectuses, financial statements and other documents which TCI reasonably requests for use in connection with the distribution of the Contracts.

5.  Representations.  TCI represents that it is (a) duly registered as a broker-dealer under the 1934 Act, (b) a member in good standing of the FINRA and (c) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. TCI shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the FINRA Rules and federal and state securities and insurance laws and regulations. Further, TCI represents and warrants that it will adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by the Company.

6.  Other Broker-Dealer Agreements.  TCI is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by TCI shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its associated persons with the FINRA Rules and applicable federal and state securities and insurance laws, shall provide that each independent broker-dealer will adopt, abide by and enforce the principles set forth in the Principles and Code of Ethical Market Conduct of the Insurance Marketplace Standards Association as adopted by the Company, and shall be in such form and contain such other provisions as WRL may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by the FINRA and licensed and appointed by WRL for the sale of Contracts under the insurance laws of the applicable states or jurisdictions in which such

Contracts may be lawfully sold. All applications for Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other moneys, shall be handled as set forth in paragraph 3 above.

7.  Insurance Licensing and Appointments.  WRL shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with TCI or with other independent broker-dealers that have entered into sales agreements with TCI for the sale of Contracts, provided that WRL reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.

8.  Recordkeeping.  WRL and TCI shall cause to be maintained and preserved for the periods prescribed such accounts, books, and other documents as are required of them by the 1940 Act, and 1934 Act, and any other applicable laws and regulations. The books, accounts and records of WRL, of the Accounts, and of TCI as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. WRL (or such other entity engaged by WRL for this purpose), on behalf of and as agent for TCI, shall maintain TCI’s books and records pertaining to the sale of Contracts to the extent as mutually agreed upon from time to time by WRL and TCI; provided that such books and records shall be the property of TCI, and shall at all times be subject to such reasonable periodic, special or other audit or examination by the SEC, FINRA, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. WRL shall be responsible for sending on behalf of and as agent for TCI all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by WRL. TCI shall cause WRL to be furnished with such reports as WRL may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Ohio and any other applicable states or jurisdictions. WRL agrees that its records relating to the sale of Contracts shall be subject to such reasonable periodic, special or other audit or examination by the SEC, FINRA, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.

9.  Commissions.  WRL shall have the responsibility for paying on behalf of TCI (a) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between TCI and such broker-dealers as agreed to by WRL and (b) all commissions or other fees to associated persons of TCI which are due for the sale of the Contracts in the amounts and on such terms and conditions as WRL and TCI determine. Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to TCI as set forth herein.

10.  Expense Reimbursement.  WRL shall reimburse TCI for all costs and expenses incurred by TCI in furnishing the services, materials, and supplies required by the terms of this Agreement. WRL and TCI are parties to an intercompany cost sharing agreement. Services provided shall be recorded through intercompany accounts, which are settled quarterly pursuant to SSAP No. 25 as amended by SSAP No. 96. Expenses shall be apportioned in accordance with SSAP No. 70, “Allocation of Expenses.”

11.  Indemnification.  WRL agrees to indemnify TCI for any losses incurred as a result of any action taken or omitted by TCI, or any of its officers, agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, bad faith or gross negligence, or reckless disregard of such obligations.

12.   Regulatory Investigations.  TCI and WRL agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with Contracts distributed under this Agreement. TCI and WRL further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to WRL, TCI, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with Contracts distributed under this Agreement. Without limiting the foregoing:

(a)  TCI will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by WRL with respect to TCI or any representative or which may affect WRL’s issuance of any Contracts marketed under this Agreement; and

(b)  TCI will promptly notify WRL of any customer complaint or notice of any regulatory inspection, inquiry, investigation or judicial proceeding received by TCI or any representative with respect to WRL or its affiliates in connection with any Contracts distributed under this Agreement.

In the case of a customer complaint, TCI and WRL will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

13.  Term and Termination.

(a)  This Agreement is effective as of the Effective Date and shall continue to remain in effect from year to year unless terminated in accordance with this Section 13,

provided that its continuance is specifically approved at least annually by a majority of the members of the Board of Directors of WRL.

(b)  This Agreement may be terminated by either party hereto upon 60 days’ prior written notice to the other party.

(c)  This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

(d)  This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

(e)  TCI shall not assign or delegate its responsibilities under this Agreement without the written consent of WRL.

(f)  Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by WRL prior to termination.

14.  Regulatory Impact.  This Agreement shall be subject to, among other laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

TCI shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Accounts, present or future; and will provide any information,

reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

15.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.  Choice of Law.  This Agreement shall be construed, enforced and governed by the laws of the State of Ohio.

17.  No Assignment.  Neither party may assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.

TRANSAMERICA CAPITAL, INC.

/s/  Darin D. Smith

Darin D. Smith

Assistant Vice President

WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

/s/  Robert R. Frederick

Robert R. Frederick

Senior Vice President

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